Exhibit 99.1

Sanara MedTech Inc. Reports Fourth Quarter (Unaudited) and Full Year 2025 Financial

Results; Reaffirmed Full Year 2026 Financial Guidance

FORT WORTH, TX, March 24, 2026 (GLOBE NEWSWIRE) — Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (Nasdaq: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical market, today reported its financial results for the fourth quarter and full year ended December 31, 2025, and reaffirmed its financial guidance for the full year ending December 31, 2026.

Fourth Quarter 2025 Financial Summary(1)

●	Net revenue increased 5% to $27.5 million, compared to $26.3 million in the fourth quarter of 2024.

○	As previously disclosed, the Company experienced growth in sales of BIASURGE® Advanced Surgical Solution (“BIASURGE”) in the fourth quarter of 2024 as a result of supply chain issues and shortages of intravenous fluids and saline solutions experienced by the broader industry due to Hurricane Helene. Excluding $1.8 million of BIASURGE sales related to this dynamic in the fourth quarter of 2024, net revenue in the fourth quarter of 2025 increased 13% year-over-year.(2)

●	Net loss from continuing operations of $1.1 million, compared to net income from continuing operations of $0.9 million in the fourth quarter of 2024.

●	Adjusted EBITDA(2) of $4.7 million, compared to $4.1 million in the fourth quarter of 2024.

Full Year 2025 Financial Summary(1)

●	Net revenue increased 19% to $103.1 million, compared to $86.7 million in 2024.

○	Excluding the aforementioned $1.8 million of BIASURGE sales in the fourth quarter 2024, net revenue for the full year 2025 increased 22% year-over-year.(2)

●	Net loss from continuing operations of $0.4 million, compared to net loss from continuing operations of $1.9 million in 2024.

●	Adjusted EBITDA(2) of $17.0 million, compared to $9.1 million in 2024.

Fourth Quarter 2025 and Recent Operational Announcements

●	On December 10, 2025, the Company provided an update on progress related to its strategic alliance with Biomimetic Innovations Ltd (“BMI”). In addition, Sanara reaffirmed its plans to introduce the OsStic™ Synthetic Injectable Structural Bio-Adhesive to the U.S. commercial market in the first quarter of 2027, following anticipated clearance by the U.S. Food and Drug Administration, to support reduction and provisional fixation treatment of the more than 100,000(3) peri-articular fractures occurring annually nationwide.

●	On January 7, 2026, the Company announced its BIASURGE product received an Innovative Technology contract from Vizient® Inc. (“Vizient”), the nation’s largest provider-driven healthcare performance improvement company. The contract was awarded based on the recommendation of BIASURGE by hospital experts who serve on one of Vizient’s client-led councils, and it signifies to Vizient clients BIASURGE’s unique qualities that potentially bring improvement to the healthcare industry. The Innovative Technology contract offers Vizient’s extensive network of healthcare facility customers access to BIASURGE at contracted pricing and pre-negotiated terms, effective January 1, 2026.

●	On March 11, 2026, the Company announced the publication of a peer-reviewed study evaluating the economic and clinical value of CellerateRX® Surgical Powder (“CellerateRX Surgical”) in the Journal of Medical Economics. The study demonstrated cost savings and improved health outcomes associated with the use of CellerateRX Surgical as an adjunct to the standard of care for high-risk spinal surgery patients, compared to the standard of care alone.

(1) As a result of the Company’s strategic realignment, the operations of Tissue Health Plus (“THP”), which were previously reported as the THP segment, have been classified as discontinued operations in Sanara’s financial statements for the three months and years ended December 31, 2025 and 2024.

(2) Net revenue excluding extraordinary BIASURGE sales in the fourth quarter of 2024 and Adjusted EBITDA are non-GAAP financial measures. See the discussion and the reconciliations at the end of this release for additional information.

(3) National Library of Medicine; BMI and Sanara company estimates.

Management Comments

“We are pleased to deliver strong sales performance in 2025, achieving our first full year of net revenue in excess of $100 million, with 19% growth year-over-year,” stated Seth Yon, Sanara’s President and Chief Executive Officer. “Our sales performance reflected impressive commercial execution by our field sales team, who continued to develop our distributor relationships, while educating potential surgeon customers in both new and existing healthcare facilities. As a result, we made notable progress in expanding our network of distributors, facility customers, and surgeon users. Importantly, we complemented our full year net revenue growth by expanding our gross margins and demonstrating operating leverage, enabling Sanara to achieve significant year-over-year improvements in our profitability profile, while generating $6.8 million of cash from operating activities.”

“Sanara enters 2026 as a pure play surgical business with a singular focus on the surgical operating setting, a proven commercial strategy, and a compelling margin profile. We are reaffirming our net revenue guidance today, which calls for full year net revenue growth of 13% to 17% year-over-year in 2026, and look forward to delivering against these expectations. Our team is focused this year on building on our recent progress and expanded market access by executing our commercial strategy, while investing in key strategic initiatives, including increasing R&D expenditure to support our existing products and pipeline. Through focused execution and targeted capital allocation, we believe we will continue to position Sanara for sustainable long-term growth in the surgical market, strong cash generation and profitability over the coming years.”

Fourth Quarter and Full Year 2025 Revenue

The following table summarizes revenue streams from product sales for the three months and years ended December 31, 2025 and 2024:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Soft tissue repair products	$24,729,470	$23,538,066	$91,347,493	$76,125,012
Bone fusion products	2,816,345	2,767,299	11,770,489	10,547,413
Total Net Revenue	$27,545,815	$26,305,365	$103,117,982	$86,672,425

Fourth Quarter 2025 Financial Results

As a result of the Company’s previously announced strategic realignment, the operations of THP, which were previously reported as the THP segment, are classified as discontinued operations in Sanara’s financial statements for the three months and years ended December 31, 2025 and 2024.

Net revenue for the fourth quarter of 2025 was $27.5 million, compared to $26.3 million for the fourth quarter of 2024, an increase of $1.2 million, or 5%, year-over-year. The increase in net revenue was driven by an increase of $1.2 million, or 5%, in sales of soft tissue repair products and an increase of $49.0 thousand, or 2%, in sales of bone fusion products. The increase in sales of soft tissue repair products was driven primarily by increased sales of CellerateRX Surgical as a result of the Company’s increased penetration of medical facilities that represent existing accounts, expansion into additional medical facilities and development of its independent distribution network in both new and existing U.S. markets.

As previously disclosed, net revenue in the fourth quarter of 2024 benefited from strong BIASURGE sales, driven in part by demand related to the supply chain issues and shortages of intravenous fluids and saline solutions, experienced by the broader industry due to Hurricane Helene. Excluding approximately $1.8 million of BIASURGE sales related to this dynamic in the fourth quarter of 2024, net revenue in the fourth quarter of 2025 increased $3.1 million, or 13%, year-over-year.(1)

Gross profit for the fourth quarter of 2025 was $25.7 million, compared to $24.1 million for the fourth quarter of 2024, an increase of $1.6 million, or 7%, year-over-year. Gross margin was 93% of net revenue for the fourth quarter of 2025, compared to 91% of net revenue for the fourth quarter of 2024. The increase in gross profit and higher gross margin realized in the fourth quarter of 2025 was primarily driven by increased sales of soft tissue repair products and lower manufacturing costs related to CellerateRX Surgical.

Operating expenses for the fourth quarter of 2025 were $24.6 million, compared to $21.8 million for the fourth quarter of 2024, an increase of $2.8 million, or 13%, year-over-year. The increase in operating expenses was driven primarily by a noncash asset impairment charge of $1.8 million in the fourth quarter of 2025, which was related to a write-down of certain IP assets in connection with Sanara’s previously announced strategic shift to focus on products in the surgical market. The increase in operating expenses was also driven by an increase of $1.2 million, or 130%, in research and development, which was primarily due to product enhancement initiatives associated with the Company’s soft tissue repair products.

Operating income for the fourth quarter of 2025 was $1.1 million, compared to operating income of $2.3 million for the fourth quarter of 2024.

Other expense for the fourth quarter of 2025 was $2.2 million, compared to $1.3 million for the fourth quarter of 2024. The increase in other expense was primarily due to higher interest expense and fees related to the Company’s term loan with CRG Servicing LLC and share of losses from equity method investments.

Net loss from continuing operations for the fourth quarter of 2025 was $1.1 million, compared to net income from continuing operations of $0.9 million for the fourth quarter of 2024. Net loss from discontinued operations for the fourth quarter of 2025 was $0.5 million, compared to a net loss from discontinued operations of $2.6 million for the fourth quarter of 2024. After including discontinued operations, net loss for the fourth quarter of 2025 was $1.6 million, compared to a net loss of $1.7 million for the fourth quarter of 2024.

Adjusted EBITDA(1) for the fourth quarter of 2025 was $4.7 million, compared to $4.1 million for the fourth quarter of 2024.

Net cash provided by operating activities in the fourth quarter of 2025 was $3.9 million, compared to $0.9 million of net cash provided by operating activities in the fourth quarter of 2024.

As of December 31, 2025, the Company had $16.6 million of cash and $46.0 million of long-term debt, compared to $15.9 million and $30.7 million, respectively, as of December 31, 2024.

Full Year 2025 Financial Results

As a result of the Company’s previously announced strategic realignment, the operations of THP, which were previously reported as the THP segment, are classified as discontinued operations in Sanara’s financial statements for the three months and years ended December 31, 2025 and 2024.

Net revenue for the full year 2025 was $103.1 million, compared to $86.7 million for the full year 2024, an increase of $16.4 million, or 19%, year-over-year. The increase in net revenue was driven by an increase of $15.2 million, or 20%, in sales of soft tissue repair products and an increase of $1.2 million, or 12%, in sales of bone fusion products. The increase in sales of soft tissue repair products was driven primarily by increased sales of CellerateRX Surgical as a result of the Company’s increased penetration of medical facilities that represent existing accounts, expansion into additional medical facilities and development of its independent distribution network in both new and existing U.S. markets. Excluding the aforementioned $1.8 million of BIASURGE sales in the fourth quarter 2024 related to Hurricane Helene, net revenue for the full year 2025 increased $18.3 million, or 22%, year-over-year.(1)

Net loss from continuing operations for the full year 2025 was $0.4 million, compared to a net loss from continuing operations of $1.9 million for the full year 2024. Net loss from discontinued operations for the full year 2025 was $37.2 million, compared to a net loss from discontinued operations of $8.0 million for the full year 2024. Net loss from discontinued operations includes a noncash asset impairment charge of $26.5 million in the full year 2025 related to the discontinued operations of THP. After including discontinued operations, net loss for the full year 2025 was $37.6 million, compared to a net loss of $9.9 million for the full year 2024.

Adjusted EBITDA(1) for the full year 2025 was $17.0 million, compared to $9.1 million for the full year 2024.

Net cash provided by operating activities in the full year 2025 was $6.8 million, compared to $23.8 thousand of net cash used in operating activities in the full year 2024.

(1) Net revenue excluding extraordinary BIASURGE sales in the fourth quarter of 2024 and Adjusted EBITDA are a non-GAAP financial measures. See the discussion and the reconciliations at the end of this release for additional information.

Full Year 2026 Financial Guidance

The Company is reaffirming financial guidance for the full year ending December 31, 2026.

Sanara continues to expect full year 2026 net revenue to range from $116 million to $121 million, representing growth of approximately 13% to 17%, compared to net revenue of $103.1 million for the full year 2025.

Conference Call

The Company will host a conference call on Tuesday, March 24, 2026 at 8:00 a.m. Eastern Time to discuss the results of the quarter and full year ended December 31, 2025 and hold a question and answer session at the end of the call. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 658106. A telephonic replay of the conference call will be available through Tuesday, April 7, 2026, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 53559.

A live webcast of Sanara’s conference call is accessible by clicking here and will be made available under the “Events” section of the Company’s Investor Relations website, https://ir.sanaramedtech.com/. An online replay will be available for approximately one year following the conclusion of the live broadcast.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical market. The Company develops, markets and distributes surgical products to surgeons at hospitals and surgical centers. Each of the Company’s products and technologies are designed to achieve the goal of providing better clinical outcomes at a lower overall cost for patients. Sanara’s products are primarily sold in the North American surgical tissue repair market. Sanara markets and distributes CellerateRX Surgical Activated Collagen Powder, BIASURGE Advanced Surgical Solution, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix, as well as a portfolio of advanced biologic products including: ACTIGEN® Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN® Amniotic Membrane Allograft to the surgical market. The Company believes it can drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. The Company strives to be one of the most innovative and comprehensive providers of effective surgical solutions and is continually seeking to expand its offerings for patients requiring treatments in the United States. For more information, please visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expects,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the Company’s expected net revenue for the fiscal year ending December 31, 2026, the potential sale of BIASURGE to Vizient clients upon award of the Innovative Technology contract, the Company’s business strategy and mission, the development of new products, the timing of commercialization of the Company’s products, and the regulatory approval process. These items involve risks, contingencies and uncertainties such as uncertainties associated with the development and process for obtaining regulatory approval for new products, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s most recent annual report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Relations Contact:

Jack Powell or Mike Piccinino, CFA

ICR Healthcare

IR@sanaramedtech.com

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
Assets
Current assets
Cash	$16,578,857	$15,878,295
Accounts receivable, net	11,998,075	12,408,819
Accounts receivable – related parties	-	40,566
Inventory, net	3,948,748	2,753,032
Convertible loan receivable	-	1,101,478
Prepaid and other assets	948,620	1,022,464
Current assets related to discontinued operations	67,863	101,334
Total current assets	33,542,163	33,305,988

Long-term assets
Intangible assets, net	18,640,673	23,481,095
Goodwill	3,601,781	3,601,781
Investment in equity securities	14,626,858	6,212,945
Right of use assets – operating leases	2,075,634	1,447,907
Property and equipment, net	456,962	432,317
Long-term assets related to discontinued operations	-	19,609,959
Total long-term assets	39,401,908	54,786,004

Total assets	$72,944,071	$88,091,992

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$2,313,761	$1,499,764
Accounts payable – related parties	25,000	30,913
Accrued bonuses and commissions	11,781,435	10,084,650
Accrued royalties and expenses	2,684,626	2,265,237
Earnout liabilities – current	235,001	-
Operating lease liabilities – current	353,229	358,687
Current liabilities related to discontinued operations	1,233,478	1,050,820
Total current liabilities	18,626,530	15,290,071

Long-term liabilities
Long-term debt	45,970,937	30,689,290
Earnout liabilities – long-term	-	748,001
Operating lease liabilities – long-term	1,868,703	1,237,051
Other long-term liabilities	548,125	1,215,617
Total long-term liabilities	48,387,765	33,889,959

Total liabilities	67,014,295	49,180,030

Commitments and contingencies

Shareholders’ equity
Common Stock: $0.001 par value, 20,000,000 shares authorized; 8,946,913 issued and outstanding as of December 31, 2025 and 8,753,773 issued and outstanding as of December 31, 2024	8,948	8,754
Additional paid-in capital	81,232,536	77,179,211
Accumulated deficit	(75,303,042)	(37,784,392)
Total Sanara MedTech shareholders’ equity	5,938,442	39,403,573
Equity attributable to noncontrolling interest	(8,666)	(491,611)
Total shareholders’ equity	5,929,776	38,911,962
Total liabilities and shareholders’ equity	$72,944,071	$88,091,992

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)
Net Revenue	$27,545,815	$26,305,365	$103,117,982	$86,672,425

Cost of goods sold	1,874,506	2,249,182	7,520,969	8,139,901

Gross profit	25,671,309	24,056,183	95,597,013	78,532,524

Operating expenses
Selling, general and administrative	20,075,597	20,220,332	78,716,999	71,673,642
Research and development	2,035,737	883,399	5,072,483	2,828,663
Depreciation and amortization	668,396	692,032	2,661,873	2,785,829
Change in fair value of earnout liabilities	-	-	-	(14,451)
Asset impairment charges	1,841,120	-	1,841,120	-
Total operating expenses	24,620,850	21,795,763	88,292,475	77,273,683

Operating income	1,050,459	2,260,420	7,304,538	1,258,841

Other income (expense)
Interest expense	(1,833,035)	(1,289,136)	(6,759,800)	(3,128,395)
Share of losses from equity method investments	(324,734)	(58,559)	(952,466)	(90,007)
Interest income	-	21,978	3,672	21,978
Gain on disposal of property and equipment	-	-	10,932	-
Total other income (expense)	(2,157,769)	(1,325,717)	(7,697,662)	(3,196,424)

Net income (loss) from continuing operations	(1,107,310)	934,703	(393,124)	(1,937,583)

Net loss from discontinued operations (including asset impairment charge of $26,472,407 in 2025)	(502,848)	(2,635,304)	(37,174,923)	(7,974,315)

Net loss	(1,610,158)	(1,700,601)	(37,568,047)	(9,911,898)

Net income (loss) attributable to noncontrolling interest from continuing operations	(244)	82,107	(5,441)	(3,224)
Net loss attributable to noncontrolling interest from discontinued operations	-	(244,127)	-	(244,127)
Less: Total net loss attributable to noncontrolling interest	(244)	(162,020)	(5,441)	(247,351)

Net loss attributable to Sanara MedTech shareholders	$(1,609,914)	$(1,538,581)	$(37,562,606)	$(9,664,547)

Net income (loss) per share, basic:
Continuing operations	$(0.13)	$0.10	$(0.05)	$(0.23)
Discontinued operations	(0.06)	(0.28)	(4.31)	(0.91)
Net income (loss) per share of common stock, basic	$(0.19)	$(0.18)	$(4.36)	$(1.14)

Net income (loss) per share, diluted:
Continuing operations	$(0.13)	$0.10	$(0.05)	$(0.23)
Discontinued operations	(0.06)	(0.27)	(4.31)	(0.91)
Net income (loss) per share of common stock, diluted	$(0.19)	$(0.17)	$(4.36)	$(1.14)

Weighted average number of common shares outstanding, basic	8,473,112	8,531,507	8,623,028	8,484,224

Weighted average number of common shares outstanding, diluted	8,473,112	8,765,307	8,623,028	8,484,224

The following is a reconciliation of the numerator and denominator of basic and diluted net income (loss) per share for the three months and years ended December 31, 2025 and 2024.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Numerator:
Net income (loss) from continuing operations	$(1,107,310)	$934,703	$(393,124)	$(1,937,583)
Net loss from discontinued operations	(502,848)	(2,635,304)	(37,174,923)	(7,974,315)
Less: Net income (loss) from continuing operations attributable to noncontrolling interests	(244)	82,107	(5,441)	(3,224)
Less: Net loss from discontinued operations attributable to noncontrolling interests	-	(244,127)	-	(244,127)
Net loss attributable to Sanara MedTech shareholders	$(1,609,914)	$(1,538,581)	$(37,562,606)	$(9,664,547)

Denominator:
Weighted average shares, basic	8,473,112	8,531,507	8,623,028	8,484,224
Dilutive effect of stock options	-	31,013	-	-
Dilutive effect of unvested shares	-	202,787	-	-
Weighted average shares, diluted	8,473,112	8,765,307	8,623,028	8,484,224

The following table summarizes the shares of common stock that were potentially issuable but were excluded from the computation of diluted net loss per share of common stock for the three months and year ended December 31, 2025 and the year ended December 31, 2024, as such shares would have had an anti-dilutive effect:

	December 31,
	2025	2024
Stock options	10,218	31,013
Unvested restricted stock	257,989	202,787

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(37,568,047)	$(9,911,898)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,945,965	4,923,224
Asset impairment charges	28,313,527	-
Gain on disposal of property and equipment	(9,674)	-
Credit loss expense	509,233	624,448
Inventory obsolescence	582,046	521,757
Share-based compensation	5,154,761	4,436,048
Noncash lease expense	525,372	547,297
Share of losses from equity method investments	952,466	90,007
Back-end fee	780,312	358,086
Paid-in-kind interest	2,199,613	838,965
Accretion of finance liabilities	148,179	210,931
Amortization and write-off of debt issuance costs	279,905	209,499
Change in fair value of earnout liabilities	-	(1,938,451)
Accrued interest income	-	(21,978)
Changes in operating assets and liabilities:
Accounts receivable, net	(114,690)	(4,508,958)
Accounts receivable – related parties	40,566	(32,166)
Inventory, net	(1,777,762)	1,442,744
Prepaid and other assets	123,515	(515,496)
Accounts payable	813,999	(424,318)
Accounts payable – related parties	(5,913)	(46,891)
Accrued royalties and expenses	292,195	574,189
Accrued bonuses and commissions	2,127,966	3,102,069
Operating lease liabilities	(526,905)	(502,892)
Net cash provided by (used in) operating activities	6,786,629	(23,784)
Cash flows from investing activities:
Purchases of property and equipment	(4,625,650)	(205,848)
Proceeds from disposal of property and equipment	60,000	-
Purchases of intangible assets	(23,452)	(23,452)
Investment in equity securities	(8,262,642)	(5,302,952)
Convertible loan receivable	-	(1,079,391)
CarePICS Acquisition	(2,122,146)	-
Net cash used in investing activities	(14,973,890)	(6,611,643)
Cash flows from financing activities:
Loan proceeds, net of debt issuance costs of $228,183 in 2025 and $1,160,740 in 2024	12,021,817	29,339,260
Pay off line of credit	-	(9,750,000)
Pay off debt assumed in CarePICS Acquisition	(1,650,000)	-
Equity offering net expenses	-	(75,000)
Net settlement of equity-based awards	(546,994)	(125,205)
Cash payment of finance and earnout liabilities	(937,000)	(2,022,549)
Net cash provided by financing activities	8,887,823	17,366,506
Net increase in cash	700,562	10,731,079
Cash, beginning of period	15,878,295	5,147,216
Cash, end of period	$16,578,857	$15,878,295

Cash paid during the period for:
Interest	$3,351,791	$1,580,984
Taxes	48,792	40,586
Supplemental noncash investing and financing activities:
Non-monetary exchange to acquire intangible assets	$2,084,278	$-
Conversion of note receivable into equity method investment	1,101,478	-
Earnout liability generated by CarePICS Acquisition	1,355,603	-
Right of use assets obtained in exchange for lease obligations	1,153,099	-

SANARA MEDTECH INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call, including Adjusted EBITDA and adjusted net revenue. The Company’s management uses these non-GAAP financial measures, both internally and externally, to assess and communicate the financial performance of the Company. The Company defines Adjusted EBITDA as net income (loss) from continuing operations excluding interest expense/income, provision/benefit for income taxes, depreciation and amortization, non-cash share-based compensation expense, change in fair value of earnout liabilities, asset impairment charges, share of losses from equity method investments, executive separation costs, legal and diligence expenses related to acquisitions, and gains/losses on the disposal of property and equipment, as each is applicable to the periods presented.

The Company believes Adjusted EBITDA is useful to investors because it facilitates comparisons of the Company’s core business operations across periods on a consistent basis. Accordingly, the Company adjusts certain items, such as change in fair value of earnout liabilities, when calculating Adjusted EBITDA because the Company believes that such items are not related to the Company’s core business operations.

The Company’s non-GAAP financial measures are not in accordance with, nor an alternative for, measures conforming to GAAP and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. The Company does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Material limitations associated with the use of such measures include that they do not reflect all costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances. The Company presents these non-GAAP financial measures to provide investors with information to evaluate the Company’s operating results in a manner similar to how management evaluates business performance. To compensate for any limitations in such non-GAAP financial measures, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information and the related non-GAAP financial measures. Whenever the Company uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Investors are encouraged to review and consider these reconciliations.

Reconciliation of Net Revenue to Adjusted Net Revenue:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net Revenue	$27,545,815	$26,305,365	$103,117,982	$86,672,425
Adjustments:
Extraordinary BIASURGE Sales (1)	-	(1,847,280)	-	(1,847,280)
Adjusted Net Revenue	$27,545,815	$24,458,085	$103,117,982	$84,825,145

(1)	Estimated BIASURGE sales related to supply chain issues and shortages of intravenous fluids and saline solutions experienced by the broader industry during the fourth quarter of 2024 due to Hurricane Helene.

Reconciliation of Net income (loss) from continuing operations to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss) from continuing operations	$(1,107,310)	$934,703	$(393,124)	$(1,937,583)
Adjustments:
Interest expense	1,833,035	1,289,136	6,759,800	3,128,395
Depreciation and amortization	668,396	692,032	2,661,873	2,785,829
Noncash share-based compensation	1,155,545	1,165,472	4,773,982	3,969,008
Change in fair value of earnout liabilities	-	-	-	(14,451)
Asset impairment charges	1,841,120	-	1,841,120	-
Share of losses from equity method investments	324,734	58,559	952,466	90,007
Gain on disposal of property and equipment	-	-	(10,932)	-
Interest income	-	(21,978)	(3,672)	(21,978)
Executive separation costs (1)	-	-	432,323	964,466
Acquisition costs (2)	(24,826)	(64,872)	-	185,029
Adjusted EBITDA	$4,690,694	$4,053,052	$17,013,836	$9,148,722

(1)	Includes $172,122 and $328,795 of share-based compensation related to executive separation costs for the years ended December 31, 2025 and 2024, respectively.

(2)	Acquisition costs include legal, tax, accounting and other contract services related to prospective acquisitions.

ANNEX - Consolidated (reflecting our Surgical Business):

The following tables reflect results of operations of our surgical business for the periods indicated below (Unaudited except for full fiscal years ended December 31, 2025, 2024 and 2023):

	2025					2024					2023
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Net Revenue	$23,434,096	$25,804,252	$26,333,819	$27,545,815	$103,117,982	$18,536,638	$20,158,823	$21,671,599	$26,305,365	$86,672,425	$15,519,187	$15,753,164	$16,024,948	$17,689,813	$64,987,112

Cost of goods sold	1,834,967	1,937,282	1,874,214	1,874,506	7,520,969	1,890,046	2,008,686	1,991,987	2,249,182	8,139,901	2,116,694	2,187,516	1,751,349	1,788,162	7,843,721

Gross profit	21,599,129	23,866,970	24,459,605	25,671,309	95,597,013	16,646,592	18,150,137	19,679,612	24,056,183	78,532,524	13,402,493	13,565,648	14,273,599	15,901,651	57,143,391

Operating expenses
Selling, general and administrative(1)	19,129,208	19,634,319	19,877,875	20,075,597	78,716,999	15,683,039	18,349,924	17,420,347	20,220,332	71,673,642	12,467,395	13,301,230	13,460,404	15,597,823	54,826,852
Research and development	950,359	1,056,796	1,029,591	2,035,737	5,072,483	578,981	582,443	783,840	883,399	2,828,663	235,236	208,727	225,886	232,933	902,782
Depreciation and amortization(2)	694,032	688,546	610,899	668,396	2,661,873	698,502	698,407	696,888	692,032	2,785,829	372,020	396,597	590,563	687,679	2,046,859
Change in fair value of earnout liabilities	-	-	-	-	-	(103,781)	89,330	-	-	(14,451)	(191,127)	(436,004)	(758,783)	87,578	(1,298,336)
Asset impairment charges	-	-	-	1,841,120	1,841,120	-	-	-	-	-	-	-	-	-	-
Total operating expenses	20,773,599	21,379,661	21,518,365	24,620,850	88,292,475	16,856,741	19,720,104	18,901,075	21,795,763	77,273,683	12,883,524	13,470,550	13,518,070	16,606,013	56,478,157

Operating income (loss)	825,530	2,487,309	2,941,240	1,050,459	7,304,538	(210,149)	(1,569,967)	778,537	2,260,420	1,258,841	518,969	95,098	755,529	(704,362)	665,234

Other income (expense)
Interest expense	(1,317,092)	(1,791,568)	(1,818,105)	(1,833,035)	(6,759,800)	(267,336)	(644,346)	(927,577)	(1,289,136)	(3,128,395)	(6)	-	(188,294)	(287,483)	(475,783)
Share of losses from equity method investments	(143,608)	(195,482)	(288,642)	(324,734)	(952,466)	-	-	(31,448)	(58,559)	(90,007)	-	-	-	-	-
Interest income	3,672	-	-	-	3,672	-	-	-	21,978	21,978	-	-	-	-	-
Gain on disposal of property and equipment	10,932	-	-	-	10,932	-	-	-	-	-	-	-	-	-	-
Gain on disposal of investment	-	-	-	-	-	-	-	-	-	-	-	-	-	251,034	251,034
Total other income (expense)	(1,446,096)	(1,987,050)	(2,106,747)	(2,157,769)	(7,697,662)	(267,336)	(644,346)	(959,025)	(1,325,717)	(3,196,424)	(6)	-	(188,294)	(36,449)	(224,749)

Net income (loss) from continuing operations	$(620,566)	$500,259	$834,493	$(1,107,310)	$(393,124)	$(477,485)	$(2,214,313)	$(180,488)	$934,703	$(1,937,583)	$518,963	$95,098	$567,235	$(740,811)	$440,485

(1)	Selling, general and administrative expense of $90,293 was reclassified and is now reflected as discontinued operations in the first quarter of 2024.

(2)	Depreciation expense of $5,461 and $7,021 was reclassified in the first and second quarters of 2025, respectively, and is therefore not reflected as discontinued operations.

ANNEX - Consolidated (reflecting our Surgical Business) (continued):

Reconciliation of Net income (loss) from continuing operations to Adjusted EBITDA (Unaudited):

	2025					2024					2023
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Net income (loss) from continuing operations	$(620,566)	$500,259	$834,493	$(1,107,310)	$(393,124)	$(477,485)	$(2,214,313)	$(180,488)	$934,703	$(1,937,583)	$518,963	$95,098	$567,235	$(740,811)	$440,485
Adjustments:
Interest expense	1,317,092	1,791,568	1,818,105	1,833,035	6,759,800	267,336	644,346	927,577	1,289,136	3,128,395	6	-	188,294	287,483	475,783
Depreciation and amortization(1)	694,032	688,546	610,899	668,396	2,661,873	698,502	698,407	696,888	692,032	2,785,829	372,020	396,597	590,563	687,679	2,046,859
Noncash share-based compensation	1,175,496	1,278,871	1,164,070	1,155,545	4,773,982	753,616	1,046,321	1,003,599	1,165,472	3,969,008	545,214	1,064,516	813,606	777,994	3,201,330
Change in fair value of earnout liabilities	-	-	-	-	-	(103,781)	89,330	-	-	(14,451)	(191,127)	(436,004)	(758,783)	87,578	(1,298,336)
Asset impairment charges	-	-	-	1,841,120	1,841,120	-	-	-	-	-	-	-	-	-	-
Share of losses from equity method investments	143,608	195,482	288,642	324,734	952,466	-	-	31,448	58,559	90,007	-	-	-	-	-
Gain on disposal of property and equipment	(10,932)	-	-	-	(10,932)	-	-	-	-	-	-	-	-	-	-
Interest income	(3,672)	-	-	-	(3,672)	-	-	-	(21,978)	(21,978)	-	-	-	-	-
Executive separation costs(2)	-	260,275	172,048	-	432,323	-	904,781	59,685	-	964,466	-	-	-	-	-
Acquisition costs (3)	-	4,826	20,000	(24,826)	-	-	225,089	24,812	(64,872)	185,029	-	-	-	423,513	423,513
Adjusted EBITDA	$2,695,058	$4,719,827	$4,908,257	$4,690,694	$17,013,836	$1,138,188	$1,393,961	$2,563,521	$4,053,052	$9,148,722	$1,245,076	$1,120,207	$1,400,915	$1,523,436	$5,289,634

(1)	Depreciation expense of $5,461 and $7,021 was reclassified in the first and second quarters of 2025, respectively, and is therefore not reflected as discontinued operations.

(2)	Includes share-based compensation related to executive separation costs.

(3)	Acquisition costs include legal, tax, accounting and other contract services related to prospective acquisitions.